Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Merrill Lynch (Asia Pacific) Limited

55/F Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Deutsche Bank AG, Hong Kong Branch

60/F, International Commerce Centre

1 Austin Road West, Kowloon

Hong Kong

Huatai Securities (USA), Inc.

21 Floor East, 280 Park Avenue

New York, NY 10017

United States

As representatives of the underwriters

VIA EDGAR

November 26, 2024

Joseph Cascarano

Robert Littlepage

Mariam Mansaray

Matthew Crispino

Division of Corporation Finance

Office of Technology

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Pony AI Inc. (the “Company”)
Registration Statement on Form F-1, as amended (File No. 333-282700)
Registration Statement on Form 8-A (File No. 001-42409)

Dear Ladies and Gentlemen:

We hereby join the Company’s request for acceleration of the above-referenced Registration Statements, requesting effectiveness at 5:00 p.m., Eastern Time on November 26, 2024, or as soon thereafter as is practicable.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that we will take reasonable steps to secure adequate distribution of the preliminary prospectus, dated November 14, 2024, to underwriters, institutional investors, dealers and others prior to the requested effective time of the Registration Statements.

The undersigned advise that the underwriters have complied and will continue to comply with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

Very truly yours,

Goldman Sachs (Asia) L.L.C.,

Merrill Lynch (Asia Pacific) Limited,

Deutsche Bank AG, Hong Kong Branch

Huatai Securities (USA), Inc.

As representatives of the underwriters

Goldman Sachs (Asia) L.L.C. (Incorporated in Delaware, U.S.A. with limited liability)

By:	/s/ Darius Naraghi
Name:	Darius Naraghi
Title:	Managing Director

Merrill Lynch (Asia Pacific) Limited

By:	/s/ Lei Shao
Name:	Lei Shao
Title:	Managing Director

Deutsche Bank AG, Hong Kong Branch

By:	/s/ Rui Wang
Name:	Rui Wang
Title:	Managing Director

By:	/s/ Albert Chang
Name:	Albert Chang
Title:	Managing Director

Huatai Securities (USA), Inc.

By:	/s/ Bryan Lin
Name:	Bryan Lin
Title:	Managing Director